Exhibit 10.7

MONARCH COMMUNITY BANCORP, INC.

2014 STOCK COMPENSATION PLAN

RESTRICTED STOCK AGREEMENT

Shares of Restricted Stock are hereby awarded effective             (the “Grant Date”), by Monarch Community Bancorp, Inc., a Maryland corporation (the “Company”), to              (the “Grantee”) in accordance with the following terms and conditions:

1. Share Award. The Company hereby awards to the Grantee                  shares (“Shares”) of common stock of the Company (“Common Stock”) pursuant to the Monarch Community Bancorp, Inc. 2014 Stock Compensation Plan, as the same may be amended from time to time (the “Plan”), and upon the terms and conditions and subject to the restrictions in the Plan and as hereinafter set forth in this Restricted Stock Agreement (the “Agreement”). A copy of the Plan, as currently in effect, has been provided to the Grantee and is incorporated herein by reference and is attached hereto.

2. Restricted Stock Vesting Period. During the period commencing on the date of this Agreement and terminating on November August 19, 2019 (the “Restricted Stock Vesting Period”), Shares with respect to which the Restricted Stock Vesting Period has not lapsed may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Grantee except, in the event of the death of the Grantee or by will or the laws of descent and distribution.

Provided the Grantee does not commit an act that would result in the forfeiture of Shares as provided in this Section or terminate employment in a manner that would result in a forfeiture of Shares pursuant to Section 3 of this Agreement, Grantee shall become vested in the Shares in accordance with the following schedule:

        Shares on        ;

        Shares on        ;

        Shares on        ;

        Shares on        ; and

        Shares on        .

The Committee referred to in Section 3 of the Plan shall have the authority, in its discretion, to accelerate the time at which any or all of the restrictions shall lapse with respect to any Shares or to remove any or all of such restrictions, whenever the Committee may determine that such action is appropriate by reason of changes in applicable tax or other laws, changes in circumstances occurring after the commencement of the Restricted Stock Vesting Period, or for any other reason.

The Company shall only deliver Shares to the Grantee if the vesting dates in the above schedule occur without the Grantee forfeiting Shares pursuant to this Agreement, except in the event the Shares otherwise became vested pursuant to this Section, Section 3 or Section 7, in which case the Company shall deliver the Shares to the Grantee upon such other vesting event (e.g., a Change in Control).

3. Termination of Service. In the event a Grantee’s employment with the Company and its Subsidiaries is terminates for any reason, the Grantee shall forfeit all Shares that have not yet vested.

4. Certificates for the Shares. The Company shall issue certificate(s) for the Shares in the name of the Grantee, and shall hold such certificates for the benefit of the Grantee until the Grantee becomes vested in such Shares pursuant to this Agreement. Such certificates shall bear the following legend:

“The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) contained in the Monarch Community Bancorp, Inc. 2014 Stock Compensation Plan. Copies of the Plan are on file in the office of the Secretary of Monarch Bancorp, Inc, 375 North Willowbrook Road, Coldwater, Michigan 49036.”

The Grantee further agrees that simultaneously with the execution of this Agreement, the Grantee shall, if requested by the Company, execute stock powers in favor of the Company with respect to the Shares and that the Grantee shall promptly deliver such stock powers to the Company.

5. Grantee’s Rights. Subject to all limitations provided in this Agreement, the Grantee shall have all the rights of a stockholder, including, but not limited to, the right to receive all dividends paid on the Shares and the right to vote such Shares, until such Shares have vested.

6. Expiration of Restricted Stock Vesting Period. Upon the lapse or expiration of the Restricted Stock Vesting Period with respect to a portion of the Shares, the Company shall deliver to the Grantee (or in the case of a deceased Grantee, to his legal representative) the certificate in respect of such Shares and the related stock power held by the Company pursuant to Section 4 above. The Shares as to which the Restricted Stock Vesting Period shall have lapsed or expired shall be free of the restrictions referred to in Section 2 above, and such certificate shall not bear the legend provided for in Section 4 above.

7. Effect of Change in Control. In the event of a Change in Control of the Company, as defined in the Plan, Grantee shall, immediately following the effective date of the Change in Control, become fully vested in all Shares subject to this Agreement.

8. Delivery and Registration of Shares of Common Stock. The Company’s obligation to deliver shares hereunder shall, if the Committee so requests, be conditioned upon the Grantee’s compliance with the terms and provisions of Section 14 of the Plan.

9. Plan and Plan Interpretations as Controlling. The Shares hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. Capitalized terms used herein which are not defined in this Agreement shall have the meaning ascribed to such terms in the Plan. All determinations and interpretations made in the discretion of the Committee shall be binding and conclusive upon the Grantee or his legal representatives with regard to any questions arising hereunder or under the Plan.

10. Grantee Service. Nothing in this Agreement shall limit the right of the Company or any of its Subsidiaries to terminate the Grantee’s employment (which is at-will employment), or otherwise impose upon the Company or any of its Subsidiaries any obligation to employ or accept the services of the Grantee. Grantee is a terminable, at-will employee of the Company.

11. Withholding Tax. Upon the termination of the Restricted Stock Vesting Period with respect to any Shares (or at any such earlier time, if any, that an election is made by the Grantee under Section 83(b) of the Code, or any successor thereto), the Grantee may pay cash to cover applicable withholding and employment taxes or the Company may withhold from any payment or distribution made under the Plan sufficient Shares to cover any applicable withholding and employment taxes. The Company shall have the right to deduct from all dividends paid with respect to Shares the amount of any taxes which the Company is required to withhold with respect to such dividend payments.

12. Amendment. The Committee may waive any conditions of or rights of the Company or modify or amend the terms of this Agreement; provided, however, that the Committee may not amend, alter, suspend, discontinue or terminate any provision hereof which may adversely affect the Grantee without the Grantee’s (or his legal representative’s) written consent.

13. Grantee Acceptance. The Grantee shall signify his acceptance of the terms and conditions of this Agreement by signing in the space provided below, by signing the attached stock powers, and by returning a signed copy hereof and of the attached stock powers to the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of             ,     .

MONARCH COMMUNITY BANCORP, INC.

By:

Chairman

ACCEPTED:

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